UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 25, 2013

Waters Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

01-14010	13-3668640
(Commission File Number)	(IRS Employer Identification No.)

34 Maple Street, Milford, Massachusetts	01757
(Address of Principal Executive Offices)	(Zip Code)

(508) 478-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 1.02	Termination of a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Waters Corporation entered into a Credit Agreement dated as of June 25, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Waters Corporation, the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent. The obligations of Waters Corporation under the Credit Agreement are guaranteed by Waters Corporation’s domestic subsidiaries. The Credit Agreement provides for a five year unsecured $300 million term loan facility and a $1.1 billion revolving facility, which includes both a letter of credit and a swingline subfacility. Waters Corporation may, on one or more occasions, request of the lender group that commitments be increased by an amount of not less than $25 million, up to an aggregate additional amount of $200 million. Existing lenders under the Credit Agreement are not obligated to increase commitments, and Waters Corporation can seek to bring in additional lenders. The term loan facility and the revolving facilities both mature on June 25, 2018, and require no scheduled prepayments before that date.

On June 25, 2013, Waters Corporation borrowed $300 million under the term loan facility and $560 million under the revolving facility, for an aggregate of $860 million borrowed. Waters Corporation used $860 million of the proceeds of the term loan and the revolving borrowings to repay the outstanding amounts under its previous credit agreement, entered into July 28, 2011 with an original maturity date of July 28, 2016, by and among Waters Corporation, certain financial institutions party thereto as lenders, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Europe Limited as London agent (the “Previous Credit Agreement”). The Previous Credit Agreement provided for a $300 million term loan facility and a $900 million revolving facility, which included both a letter of credit and a swingline subfacility. Waters Corporation terminated such agreement early on June 25, 2013, without penalty.

The interest rates applicable to term loan and revolving loans under the Credit Agreement are, at Waters Corporation’s option, equal to either the Alternate Base Rate (which is a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in US Dollars with a maturity of one month plus 1% per annum ), or the applicable 1, 2, 3, or 6 month Adjusted LIBO Rate, in each case plus an interest rate margin based upon Waters Corporation’s leverage ratio, which can range between 0 to 12.5 basis points for Alternate Base Rate loans and between 75 basis points and 112.5 basis points for Adjusted LIBO Rate loans. The facility fee on the Credit Agreement ranges between 12.5 basis points and 25 basis points. The Credit Agreement requires that Waters Corporation comply with an interest coverage ratio test of not less than 3.50:1, similar to the Previous Credit Agreement, as of the end of any fiscal quarter for any period of four consecutive fiscal quarters, and a leverage ratio test of not more than 3.50:1, vs. 3.25:1 in the Previous Credit Agreement, as of the end of any fiscal quarter. In addition, the Credit Agreement includes negative covenants that are customary for investment grade credit facilities and are similar in nature to those contained in the Previous Credit Agreement. The Credit Agreement also contains certain customary representations and warranties, affirmative covenants and events of default, similar in nature to those in the Previous Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATERS CORPORATION

Dated: June 26, 2013	By:	/s/ John Ornell
	Name:	John Ornell
	Title:	Vice President, Finance and Administration and Chief Financial Officer